EXHIBIT 99.1

Contact:	Joel Yunis (212) 940-8666
FOR IMMEDIATE RELEASE
ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. ANNOUNCES MERGER
OF ACE HI MERGER CORP. AND ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.
New York, New York, November 16, 2007 — Atlantic Coast Entertainment Holdings, Inc. (“ACEHI”) today announced that ACE Hi Merger Corp. (“Merger Corp”), a wholly-owned subsidiary of Icahn Enterprises L.P. and the owner of approximately 94.2% of the outstanding shares of ACEHI’s common stock (the “ACEHI Common Stock”), completed a short-form merger transaction under Section 253 of the Delaware General Corporation Law, pursuant to which Merger Corp merged with and into ACEHI and ACEHI became a wholly-owned subsidiary of Icahn Enterprises L.P. (the “Merger”). Merger Corp effected the Merger by filing a Certificate of Ownership and Merger (the “Certificate”) with the State of Delaware, effective as of November 15, 2007.
Pursuant to the Merger, the holders of ACEHI Common Stock (other than Merger Corp) are entitled to receive $21.19 per share in cash in exchange for their shares. Alternatively, by following the procedures set forth under Delaware law, any of these stockholders who do not wish to accept the $21.19 per share cash consideration are entitled to receive payment in cash of the “fair value” of these shares as determined by an appraisal proceeding by the Delaware Court of Chancery.
Notices of Merger and Appraisal Rights, Letters of Transmittal and other documents necessary for the exchange of stock certificates will be mailed to stockholders within 10 days. The Notice of Merger and Appraisal Rights will also provide information for stockholders who choose to exercise their appraisal rights under Delaware law.
ACEHI intends to file promptly a Form 15 with the Securities and Exchange Commission, thereby terminating its reporting obligations under the Securities Exchange Act of 1934, as amended, and its status as a public company.
This press release is for informational purpose only. This press release may contain statements that are forward-looking. Such forward looking statements involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of ACEHI. For information regarding ACEHI and risks applicable to its business, please review the filings of Atlantic with the Securities and Exchange Commission, including the reports on Forms 10-K and 10-Q.